UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MCIG, INC.
(Exact name of registrant as specified in its charter)

NEVADA	27-4439285
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4720 Salisbury Road, Jacksonville, FL	32256
(Address of principal executive offices)	(Zip Code)

Copies of Communications to: Paul Rosenberg 4720 Salisbury Road Jacksonville, FL 32256 Telephone (571-426-0107) Email: paul@mciggroup.org

Title of each class to be so registered	Name of each exchange of which each class is to be registered
None	Not Applicable
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒
Securities Act registration statement file number to which this form relates: Form S-1; File No. 333-175941.
Securities to be registered pursuant to Section 12(g) of the Act:
Common stock, par value $0.0001 per share (Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

The description of securities contained in the Registrant’s Registration Statement on Form S-1 originally filed with the Securities and Exchange Commission on August 1, 2011 and declared effective on December 7, 2011 (File No. 333-175941).

Effective July 31, 2013, the Company effected a 1 old for 10 new forward stock split of the Company’s common stock. As a result, our authorized capital increased from 200,000,000 to 1,000,000,000 shares of common stock and our issued and outstanding increased from 50,000,000 shares of common stock to 500,000,000 shares of common stock, all with a par value of $0.0001.

On December 12, 2013, the Company filed an amendment of Certificate of Incorporation to decrease the number of authorized shares of Common stock, $0.0001 par value per share, from 1,000,000,000 shares to 560,000,000 shares.

The shares of our common stock presently outstanding, and any shares of our common stock issues upon exercise of stock options and/or common stock purchase warrants, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our Directors, and the holders of the remaining shares by themselves cannot elect any Directors. Holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Item 2. Exhibits.

Exhibit	Description

3.1	Articles of Incorporation (1)
3.2	Amendment to the Articles of incorporation (2)
3.3	Bylaws(1)
(1) Incorporated by references to our Amended Annual Report on Form 10-K/A, filed on April 23, 2014.
(2) Incorporated by reference to exhibits in Registrant’s Form 8-K (SEC File No. 333-175941) filed on August 6, 2013.
2

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCIG, INC.

Date: September 24, 2018	By:	/s/ Paul Rosenberg
Paul Rosenberg, Chief Executive Officer

3